Worldwide Headquarters
243 Daniel Webster Highway
Merrimack, NH 03054

Phone: +1 603.883.5200
Fax: +1 603.595.6993
www.gtat.com

November 18, 2014

Mr. Richard E. Newsted
7993 Green Lake Drive
Liberty Township, OH 45044

Dear Rich:

On behalf of GT Advanced Technologies Inc. (“GTAT”), I wish to convey our appreciation for your decision to join the Board of Directors of GTAT. We are very are pleased that you have decided to help us reach our objectives.

According to its bylaws, the business and affairs of GTAT shall be managed by or under the direction of the Board of Directors. Our bylaws also state that Directors shall be elected annually and shall hold office until the next annual meeting.

The Board of Directors will meet on a regular basis, approximately four times each year, in addition to the Annual Meeting. Special meetings may be called periodically by the Chairman of the Board or the President and CEO of GTAT, Thomas Gutierrez.

Your compensation as a director will be $60,000 per year, payable quarterly in advance. In addition, you will compensated for additional fees in conjunction with your service on the following committees of the Board of Directors: Restructuring Committee member $75,000; Special Committee Chairman $15,000; Special Committee member $75,000. You shall also be eligible for reimbursement for reasonable and customary food, travel and lodging expenses incurred by you in connection with your service as a member of the Board.

In addition, the Company will provide you the customary indemnification under its charter and under a separate indemnification agreement.
We are truly excited about the prospect of your joining our Board. Please confirm your acceptance by executing the enclosed copies of this letter, and returning via scan/email one copy to GTAT, attention Hoil Kim (hoil.kim@gtat.com). As always, please feel free to contact me should you wish to discuss any aspect of your service on GTAT’s Board of Directors.

GT Advanced Technologies 243 Daniel Webster Highway Merrimack, NH 03054	Phone: +1 603.883.5200 Fax: +1 603.595.6993	www.gtat.com

Sincerely,

/s/Matthew E. Massengill

Matthew E. Massengill
Chairman

cc: Hoil Kim

Accepted:

/s/John J. Ray III

Richard E. Newsted

Date: November 21, 2014

GT Advanced Technologies 243 Daniel Webster Highway Merrimack, NH 03054	Phone: +1 603.883.5200 Fax: +1 603.595.6993	www.gtat.com